Exhibit 3.375

State of Delaware Secretary of State Division of Corporations Delivered 12:57 PM 01/10/2013 FILED 12:48 PM 01/10/2013 SRV 130034193 – 5272752 FILE

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE BUSINESS LLC

This Certificate of Formation of Time Warner Cable Business LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Business LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 9th day of January, 2013.

/s/ William C. Wesselman
William C. Wesselman, Authorized Person